Exhibit 99.1

Chimera Investment Corporation Reports 3rd Quarter Core EPS of $0.16

NEW YORK--(BUSINESS WIRE)--November 6, 2008--Chimera Investment Corporation (NYSE: CIM) today reported Core Earnings for the quarter ending September 30, 2008 of $6.3 million or $0.16 per share as compared to Core Earnings of $6.9 million or $0.18 per share for the quarter ended June 30, 2008. “Core Earnings” is a non-GAAP measure that approximates distributable income, and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, unrealized gains and losses, realized gains and losses on sales and terminations of interest rate swaps and other items that do not affect realized net income, regardless of whether such items are included in other comprehensive income or loss, or in net income. The Company reported a GAAP net loss of $107.6 million or $2.76 per share and GAAP net income of $33.9 million or $0.87 per share for the quarters ended September 30, 2008 and June 30, 2008, respectively.

At September 30, 2008, the Company had completed sales of assets with a carrying value of $432.6 million in AAA-rated non-Agency residential mortgage-backed securities (RMBS) and terminated $983.4 million in interest rate swaps, which resulted in net realized losses of approximately $113.1 million and $10.5 million, respectively. The Company had no sales of investments during the quarter ended June 30, 2008.

For the quarters ended September 30, 2008 and June 30, 2008, the Company recorded unrealized gains on interest rate swaps of $10.1 million and $25.6 million, respectively.

The Company declared common dividends $0.16 per share for each of the quarters ended September 30, 2008 and June 30, 2008. The annualized dividend yield on the Company’s common stock for the third quarter, based on the September 30, 2008 closing price of $6.21, was 10.31%. On a Core Earnings basis, the Company provided an annualized return on average equity of 7.97% and 6.88% for the quarters ending September 30, 2008 and June 30, 2008, respectively. On a GAAP basis, the Company provided an annualized return on average equity of (136.88%) and 33.60% for the quarters ending September 30, 2008 and June 30, 2008, respectively.

Matthew J. Lambiase, Chief Executive Officer and President of Chimera, commented on the quarter’s results. “Financial markets remain volatile after one of the most traumatic quarters in history. Policymakers have been busily attending to the situation, managing not only the stresses on the financial infrastructure but also the risks to economic growth. There are some signs of stabilization, but we are likely to see continued volatility as well as opportunity. We were also busy during the quarter, taking several steps to strengthen the company’s financial position so that we can begin to take advantage of the many investment opportunities arising from the market dislocation. We believe that our recent capital raise will assist in that effort.”

For the quarter ending September 30, 2008, the annualized yield on average earning assets was 5.35% and the annualized cost of funds on the average borrowed funds was 4.64% for an interest rate spread of 0.71%. This is a 6 basis point increase over the 0.65% annualized interest rate spread for the quarter ended June 30, 2008. The weighted average yield on assets was 5.63% and the weighted average cost of funds was 7.10% at September 30, 2008. At June 30, 2008, the weighted average yield on assets was 6.18% and the weighted average cost of funds was 5.35%. Leverage at September 30, 2008 was 4.6:1 and at June 30, 2008, it was 3.6:1.

Residential mortgage-backed securities comprised approximately 60% of the Company’s investment portfolio at September 30, 2008. The balance of the portfolio was comprised of loans collateralizing secured debt.

The following table summarizes portfolio information for the Company:

	For the Quarter Ended September 30, 2008	For the Quarter Ended June 30, 2008
Leverage at period-end	4.6:1	3.6:1
Residential mortgage-backed securities as a % of portfolio	60.4%	61.8%
Residential mortgage loans as a % of portfolio	-	7.7%
Loans collateralizing secured debt as a % of portfolio	39.6%	30.5%
Fixed-rate investments as % of portfolio	18.4%	20.0%
Adjustable-rate investments as % of portfolio	81.6%	80.0%
Fixed-rate investments
Residential mortgage-backed securities as a % of fixed-rate assets	4.4%	16.0%
Residential mortgage loans as a % of fixed-rate assets	-	15.2%
Loans collateralizing secured debt as a % of fixed-rate assets	95.6%	68.8%
Adjustable-rate investments
Residential mortgage-backed securities as a % of adjustable-rate assets	73.0%	73.2%
Residential mortgage loans as a % of adjustable-rate assets	-	5.8%
Loans collateralizing secured debt as a % of adjustable-rate assets	27.0%	21.0%
Annualized yield on average earning assets during the period	5.35%	6.18%
Annualized cost of funds on average repurchase agreements balance during the period	4.64%	5.53%
Annualized interest rate spread during the period	0.71%	0.65%
Weighted average yield on assets at period-end	5.63%	6.18%
Weighted average cost of funds at period-end	7.10%	5.35%

The Company’s portfolio is comprised entirely of high credit quality mortgage-backed securities and securitized whole residential mortgage loans. At September 30, 2008 and June 30, 2008, the Company’s mortgage-backed securities portfolio was composed primarily of AAA-rated securities and its securitized mortgage loan portfolio had no loans 60 days delinquent. During the quarter ending September 30, 2008 the Company recorded a reduction of $563 thousand in its loan loss provision in general and administrative expenses as compared to a $15 thousand reduction in loan loss provision recorded for the quarter ended June 30, 2008. This reduction is a result of the Company securitizing all of its loans held for investment during the quarter into RMBS thus eliminating the provision for loan losses on that investment class. The Company discontinues accrual of income on loans that become 60 days delinquent until such time as the loan again becomes performing. At September 30, 2008 there were no non-performing loans.

The Constant Prepayment Rate was 9% and 12% during the quarters ending September 30, 2008 and June 30, 2008, respectively. The weighted average cost basis was 100.1 and 100.9 as of September 30, 2008 and June 30, 2008, respectively. The net amortization of premiums was $908 thousand for the quarter ended September 30, 2008 and the accretion of discounts on investments was $318 thousand for the quarter ended June 30, 2008. The total net premium remaining un-amortized at September 30, 2008 was $1.5 million. The total net discount remaining un-accreted at June 30, 2008 was $1.6 million.

General and administrative expenses, including the base management fee, as a percentage of average interest earning assets were 0.44% and 0.71% for the quarters ending September 30, 2008 and June 30, 2008, respectively. At September 30, 2008 and June 30, 2008, the Company had a common stock book value per share of $6.18 and $9.94, respectively.

On October 24, 2008, the Company announced the sale of 110,000,000 shares of common stock at $2.25 per share for estimated gross proceeds of approximately $247.5 million. Immediately following the sale of these shares, Annaly Capital Management, Inc. purchased 11,681,415 shares at the same price per share as the public offering, for net proceeds of approximately $26.3 million, In addition, on October 28, 2008 the underwriters exercised the option to purchase up to an additional 16,500,000 shares of common stock to cover over-allotments for net proceeds of approximately $35.8 million.

Chimera is a specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company and currently has 177,170,098 shares of common stock outstanding.

The Company will hold the third quarter 2008 earnings conference call on Friday, November 7, 2008 at 10:00 a.m. EST. The number to call is 866-713-8564 for domestic calls and 617-597-5312 for international calls and the pass code is 69563405. The replay number is 888-286-8010 for domestic calls and 617-801-6888 for international calls and the pass code is 81501641. The replay is available for 48 hours after the earnings call. There will be a web cast of the call on www.chimerareit.com. If you would like to be added to the e-mail distribution list, please visit www.chimerareit.com, click on E-Mail alerts, enter your e-mail address where indicated and click the Subscribe button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our absence of an operating history, our use of leverage, changes in the yield curve, the availability of mortgage loans, mortgage-backed securities and other real estate assets for purchase, changes in the market value of our assets, our ability to obtain financing and the terms of financing, general volatility of the securities markets in which we invest, interest rate mismatches between our assets and our borrowings used to fund such purchases, changes in interest rates and mortgage prepayment rates, effects of interest rate caps on our adjustable-rate mortgage-backed securities, rates of default or decreased recovery rates on our investments, prepayments of mortgage assets and the mortgage and other loans underlying our mortgage-backed or other asset-backed securities, the degree to which our hedging strategies may or may not protect us from interest rate volatility, changes in governmental regulations, tax law and rates and similar matters, market trends in our industry, interest rates, the debt securities markets or the general economy, and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ending December 31, 2007 and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CHIMERA INVESTMENT CORPORATION CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (dollars in thousands, except per share data)

	September 30, 2008 (unaudited)	June 30, 2008 (unaudited)	March 31, 2008 (unaudited)	December 31, 2007 (1)

ASSETS

Cash and cash equivalents	$6,167	$49,889	$91,370	$6,026
Restricted cash	-	29,507	102,834	1,350
Mortgage-Backed Securities, at fair value	759,378	1,116,586	1,229,780	1,124,290
Loans held for investment, net of allowance for loan losses of $0, $546 thousand, $1.3 million, and $81 thousand, respectively	-	150,083	361,594	162,371
Securitized loans held for investment, net of allowance for loan losses of $680 thousand and $698 thousand, respectively	598,014	613,580	-	-
Receivable for investments sold	-	-	113,581	-
Reverse repurchase agreements	-	-	-	265,000
Accrued interest receivable	8,212	9,863	9,993	6,036
Other assets	456	1,648	892	563

Total assets	$1,372,227	$1,971,156	$1,910,044	$1,565,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Repurchase agreements	$619,657	$909,089	$1,439,534	$270,584
Collateralized debt obligation	500,688	504,397	-
Payable for investments purchased	-	146,824	-	748,920
Accrued interest payable	2,579	3,518	3,207	415
Dividends payable	6,048	6,044	9,814	943
Accounts payable and other liabilities	2,313	3,540	2,528	1,729
Interest rate swaps, at fair value	-	10,065	35,649	4,156

Total liabilities	1,131,285	1,583,477	1,490,732	1,026,747

Stockholders’ Equity:
Common stock: par value $.01 per share; 500,000,000 authorized, 38,992,893, 38,999,850, 37,744,918, and 37,705,563 outstanding, respectively	378	378	377	377
Additional paid-in capital	533,220	533,026	532,818	532,208
Accumulated other comprehensive (loss) income	(138,307)	(104,981)	(45,285)	10,153
Accumulated deficit	(154,349)	(40,744)	(68,598)	(3,849)

Total stockholders’ equity	240,942	387,679	419,312	538,889

Total liabilities and stockholders’ equity	$1,372,227	$1,971,156	$1,910,044	$1,565,636

(1) Derived from the audited financial statements at December 31, 2007.

CHIMERA INVESTMENT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (dollars in thousands, except per share data)

	For the Quarter Ended September 30, 2008 (unaudited)	For the Quarter Ended June 30, 2008 (unaudited)	For the Quarter Ended March 31, 2008 (unaudited)	For the Nine Months Ended September 30, 2008 (unaudited)	For the Period November 21, 2007 (date operations commenced) through December 31, 2007 (1)

Interest income	$23,458	$29,951	$28,194	$81,603	$3,492

Interest expense	15,543	20,025	14,022	49,590	415

Net interest income	7,915	9,926	14,172	32,013	3,077

Unrealized gains (losses) on interest rate swaps	10,065	25,584	(31,493)	4,156	(4,156)
Realized gains (losses) on sales of investments	(113,130)	1,644	(32,819)	(144,304)	-
Realized gains (losses) on terminations of interest rate swaps	(10,460)	123	-	(10,337)	-

Net Investment Income (Expense)	(105,610)	37,277	(50,140)	(118,472)	(1,079)

Expenses
Management fee	1,681	2,228	2,227	6,136	1,217
General and administrative expenses	253	1,152	2,565	3,972	605
Total expenses	1,934	3,380	4,792	10,108	1,822

Income (loss) before income taxes	(107,544)	33,897	(54,932)	(128,580)	(2,901)

Income taxes	12	-	3	15	5

Net income (loss)	$(107,556)	$33,897	$(54,935)	$(128,595)	$(2,906)

Net income (loss) per share – basic and diluted	$(2.76)	$0.87	$(1.46)	$(3.30)	$(.08)

Weighted average number of shares outstanding - basic and diluted	38,992,893	38,999,850	37,744,486	38,994,357	37,401,737

Net income (loss)	$(107,556)	$33,897	$(54,935)	$(128,595)	$(2,906)
Other comprehensive (loss) income:
Unrealized (loss) gain on available-for-sale securities	(146,456)	(58,051)	(88,257)	(282,611)	10,153
Reclassification adjustment for realized (gains) losses included in income	113,130	(1,644)	32,819	144,304	-
Other comprehensive (loss) income	(33,326)	(59,695)	(55,438)	(138,307)	10,153
Comprehensive (loss) income	$(140,882)	$(25,798)	$(110,373)	$(266,902)	$7,247

(1) Derived from the audited financial statements for the period November 21, 2007 (date operations commenced) through December 31, 2007.

CONTACT:
Chimera Investment Corporation
Investor Relations
1-866-315-9930
www.chimerareit.com